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                                                                  Exhibit (9)(b)


                             SUB-ADMINISTRATION AGREEMENT

                                                                  March 31, 1995


The Shareholder Services Group, Inc., d/b/a 440 Financial
440 Lincoln Street
Worcester, Massachusetts 01605

Dear Sirs/Mesdames:

          Fleet National Bank ("Fleet") herewith confirms its agreement with The Shareholder Services Group, Inc., d/b/a 440 Financial ("440 Financial") as follows:


          Fleet has entered into an Administrative Agreement dated June 30, 1994 (the "Administration Agreement") with Galaxy Fund II, a Massachusetts Business Trust ("Galaxy II") wherein Fleet agrees to provide certain administration services to the investment portfolios of Galaxy II listed on Exhibit A attached hereto (referred to as the "Funds" or "Fund," as appropriate). 440 Financial Group of Worcester, Inc.("440 Group") currently serves as Sub-administrator for the Funds pursuant to a Sub-administration Agreement dated as of June 30, 1994. All of the assets of 440 Group, including but not limited to all rights in and to the name "440 Financial" are this day being acquired by 440 Financial (the "Acquisition"). Fleet desires to retain 440 Financial to assist it to provide administration services to the Funds. 440 Financial agrees to do so in accordance with the limitations specified in this letter and in Galaxy II's Declaration of Trust, its Prospectus and Statement of Additional Information with respect to each fund as from time to time in effect, copies of which have been or will be submitted to 440 Financial, and resolutions of Galaxy II's Board of Trustees with respect to each Fund.
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1.   SERVICES AS SUB-ADMINISTRATOR

          440 Financial hereby accepts its appointment as Sub-Administrator for the Funds, and agrees to provide services hereunder subject to the direction and supervision of Fleet.


          With respect to each Fund, 440 Financial agrees to: compute the net asset value of the Fund's shares and net income available for dividends in accordance with Galaxy II's current Prospectuses, the Statements of Additional Information and the resolutions of the Board of Trustees; furnish statistical and research data, clerical, accounting and bookkeeping services, and stationery and office supplies; provide internal auditing and legal services and internal executive and administrative services; prepare those portions of Galaxy II's semi-annual reports on Form N-SAR that pertain to each Fund, and coordinate and file such reports; compile data for and prepare for execution by Galaxy II those portions of Galaxy II's Federal and state tax returns and required tax filings that pertain to each Fund and to file such returns and filings when completed (other than those filings required to be made by Galaxy II's custodian and transfer agent); prepare filings pursuant to state securities laws with the advice of Galaxy II's counsel; prepare those portions of Galaxy II's Annual, Semi-Annual and other reports to shareholders that pertain to each Fund, and coordinate and file such reports; compile data for and assist with the preparation and timely filing of notices to the Securities and Exchange Commission required with respect to the registration of each Fund's shares pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"); assist with the preparation and filing of Galaxy II's Registration Statement and amendments and supplements thereto and proxy materials for shareholder meetings with advice of Galaxy II's counsel; arrange for and bear the cost of processing purchase and redemption orders with respect to each Fund's shares; assist with


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the development of new or modified investment products; provide document preparation and review services; provide support services for Board of Trustees meetings including but not limited to preparation of materials for review by the Trustees; provide support services for shareholder meetings; provide compliance review and training services; provide assistance in connection with examinations by regulatory agencies; keep and maintain the Funds' financial accounts and records; monitor Galaxy II's arrangements with respect to services provided by certain institutional customers, who are the beneficial owners of any class of Galaxy II's shares of beneficial interest (including any series or sub-class thereof), pursuant to agreements between Galaxy II and such institutional customers (herein called "Servicing Agreements"), including among other things, reviewing the qualifications of institutional customers wishing to enter into Servicing Agreements with Galaxy II, assisting in the execution and delivery of the Servicing Agreements, reporting to the Board of Trustees with respect to the amounts paid or payable to Galaxy II from time to time under the Servicing Agreements and the nature of the services provided to the institutional customers and maintaining appropriate records in connection with the foregoing duties; and generally assist Fleet in all aspects of the Funds' operations.


          440 Financial also agrees to maintain office facilities for Galaxy II (which, to the extent permitted by applicable law, may (but need not) be at the offices of Fleet or 440 Financial or a corporate affiliate and which shall be in such location as Galaxy II may reasonably determine) and to supervise all aspects of the Funds' operations except those performed by Fleet and the Funds' investment adviser under its Advisory Agreements.


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          In compliance with the requirements of Rule 31a-3 under the 1940 Act,
440 Financial agrees that all records which it maintains for Galaxy II are the property of Galaxy II, and further agrees to surrender promptly to Galaxy II any of such records upon Galaxy II's request. 440 Financial further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.


          In computing the net asset value of each Fund's shares, 440 Financial may utilize one or more independent pricing services approved from time to time by the Board of Trustees of Galaxy II to obtain securities prices.


2.   FEES


          In consideration of services provided with respect to the Funds, Fleet will pay 440 Financial such fees as agreed to by Fleet and 440 Financial in writing from time to time.


          440 Financial agrees that if in any fiscal year of a Fund the aggregate expenses of a Fund (as defined under the securities regulations of any state having jurisdiction over such fund) exceed the expense limitations of any such state, 440 Financial will reimburse such Fund for such excess expense. 440 Financial's obligation to reimburse the Fund is limited to its pro rata share of the fees paid for such fiscal year.


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          Upon any termination of the Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of the Agreement.


          440 Financial agrees that it will not charge or cause the shareholders of Galaxy II to be charged an annual account maintenance fee for a period of at least two years from the date of this Agreement.


3.   PROPRIETARY AND CONFIDENTIAL INFORMATION


          440 Financial agrees on behalf of itself and its employees to treat confidentially and as proprietary information of Galaxy II and Fleet all records and other information relative to Galaxy II and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Galaxy II or Fleet, which approval shall not be unreasonably withheld and will be deemed granted where 440 Financial may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Galaxy II or Fleet.


4.   STANDARD OF CARE; LIMITATION OF LIABILITY


          440 Financial shall exercise its best judgment in rendering the services described herein. 440 Financial shall not be liable for any error or judgment or mistake of law or for any


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loss suffered by Galaxy II or Fleet in connection with the matters to which this
Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.
Any person, even though also an officer, partner, employee, or agent of 440 Financial, who may be or become an officer, trustee, employee or agent of Galaxy II, shall be deemed, when rendering services to Galaxy II or acting on any business of Galaxy II (other than services or business in connection with 440 Financial's duties as Sub-Administrator hereunder), to be rendering such services to or acting solely for Galaxy II and not as an officer, partner, employee, or agent or one under the control or direction of 440 Financial even though paid by it. Fleet agrees to indemnify and hold harmless 440 Financial from and against any and all charges, expenses, assessments, claims, demands and liabilities, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which 440 Financial takes or does or omits to take or do in connection with this Agreement, provided, however, that 440 Financial shall not be indemnified against any liability arising out of 440 Financial's negligence, willful misfeasance or bad faith. 440 Financial agrees to indemnify and hold harmless Fleet from and against any and all charges, expenses, assessments, claims, demands and liabilities, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which Fleet takes or does or omits to take or do in connection with this Agreement, provided, however, that Fleet shall not be indemnified against any liability arising out of Fleet's negligence, willful misfeasance or bad faith.


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5.   TERM


          This Agreement shall become effective on the date of the consummation of the Acquisition and shall continue thereafter unless terminated as provided herein.


          This Agreement may be terminated as to any Fund at any time without the payment of any penalty by Fleet, or by 440 Financial, on sixty days' written notice, and will terminate automatically upon termination of the Administration Agreement. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.


          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                        Very truly yours,


                                        FLEET NATIONAL BANK



                                        By:  /s/   Thomas N. Howe
                                            ------------------------------------
                                                (Title)


Accepted:

The Shareholder Services Group, Inc.
d/b/a  440 Financial


By:    ILLEGIBLE
    -------------------------------
        (Title)


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                                      EXHIBIT A

                               Large Company Index Fund

                               Small Company Index Fund

                               U.S. Treasury Index Fund

                                  Utility Index Fund

                                 Municipal Bond Fund